Exhibit 23
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the following Registration Statements of Sunair Services Corporation: Form S-8 (333-107103), Form S-8 (333-125270), Form S-3 (333-130057) and Form S-3 (333-124216) of our report dated December 15, 2006 on our audits of the consolidated financial statements of Sunair Services Corporation as of September 30, 2006 and 2005 and for each of the years then ended, which report is included in Sunair Services Corporation’s 2006 Annual Report on Form 10-KSB.

/s/ Berenfeld Spritzer Shechter & Sheer
Certified Public Accountants
December 29, 2006	Fort Lauderdale, Florida